UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
July 7, 2011
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2011, the Board of Directors of Pinnacle Airlines Corp. (the “Company”) elected Sean E. Menke, the Company’s Chief Executive Officer, to the fill the Class I vacancy on the Board of Directors.

On July 8, 2011, the Company issued a press release announcing that Edward M. Christie will be joining the Company as Vice President and Chief Financial Officer.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Company entered into a Management Compensation Agreement (the “Agreement”) with Mr. Christie, the principal terms of which are summarized below.

The term of the Agreement begins on the date Mr. Christie’s employment commences, if not later than July 25, 2011, and ends on the date Mr. Christie’s employment terminates.  The Agreement establishes the initial annual base salary of Mr. Christie at $290,000, subject to review on an annual basis.  Mr. Christie is eligible to participate in the Company’s Annual Bonus Program, and will participate in the Company’s Long-Term Incentive Program.  The Agreement provides for an incoming equity grant of restricted stock valued at $145,000, vesting ratably over three years, and an initial cash payment of $50,000.  The Agreement provides that Mr. Christie is eligible to participate in the same benefit programs that the Company provides to its other employees or executive employees.

Upon the termination of Mr. Christie’s employment due to death or disability, the Company will pay Mr. Christie his accrued and unpaid base salary and all amounts due under the terms of any benefit plans.  In addition, Mr. Christie’s rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.

The Company may terminate Mr. Christie’s employment with or without cause, as defined in the Agreement.  If Mr. Christie is terminated for cause or if he voluntarily resigns, the Company will have no further obligations to Mr. Christie, other than accrued obligations and standard COBRA benefits.  If Mr. Christie is terminated without cause or resigns with good reason, as defined in the Agreement, the Company will pay Mr. Christie (i) any accrued obligations, including salary and bonus, and (ii) an amount equal to one-and-one-half times the sum of his base salary and target incentive bonus, in equal installments at regular pay intervals over 18 months.  In addition, Mr. Christie’s rights under any compensation or benefits programs will become vested and any restrictions on restricted stock, stock options or contractual rights will be removed.  Finally, the Company will compensate Mr. Christie for any transition expenses in the amount of $45,000.  In the event a change in control occurs after the date of the agreement and Mr. Christie is terminated without cause or resigns with good reason, in addition to other amounts payable to him, the Company will pay to Mr. Christie an amount equal to two times the sum of his base salary and target incentive bonus.  If Mr. Christie remains employed by the Company for six months following a change in control, Mr. Christie will be entitled to terminate his employment without good reason, but receive the payment and benefit obligations due in the case of his resignation with good reason.

The Agreement contains confidentiality, non-competition, and non-disparagement provisions.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.81 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description

10.81	Management Compensation Agreement dated July 7, 2011, between Pinnacle Airlines Corp. and Edward M. Christie
99.1	Press release issued by Pinnacle Airlines Corp. dated July 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Brian T. Hunt
Brian T. Hunt
Vice President and General Counsel
July 8, 2011